As filed with the Securities and Exchange Commission on March 15, 2007

Registration No. 333-140194

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549.

Amendment No. 2 To

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HAYNES INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	3310	06-1185400
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(IRS Employer Identification No.)

1020 West Park Avenue Kokomo, Indiana 46904-9013 (765) 456-6000	Francis J. Petro President and Chief Executive Officer Haynes International, Inc. 1020 West Park Avenue Kokomo, Indiana 46904-9013 (765) 456-6000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)	(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies To:

Stephen J. Hackman, Esq. Ice Miller LLP One American Square, Suite 3100 Indianapolis, Indiana 46282-0200 (317) 236-2100	Joseph A. Hall, Esq. Davis Polk & Wardwell 450 Lexington Avenue New York, NY 10017 (212) 450-4000

Approximate date of commencement of proposed sale of the common stock to the public: From time to time after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

Explanatory Note

This Amendment No. 2  to the Registration Statement on Form S-1 (File No. 333-140194) of Haynes International, Inc. is being filed to amend Exhibit 1.1, Exhibit 4.1, Exhibit 5.1 and Exhibit 10.31 thereto. This Amendment No. 2 also amends Item 13 and Item 14 in Part II of the Registration Statement. This Amendment No. 2 does not modify any provisions of the prospectus constituting Part I of the Registration Statement. Accordingly, the prospectus has not been included in this Amendment No. 2.

Part II

Information not required in prospectus

Item 13.   Other expenses of issuance and distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale and distribution of the common stock being registered. All amounts shown are estimates except for the SEC registration fee, the NASD filing fee and The NASDAQ Global Market listing fee.

SEC registration fee	$15,977
NASD fee	12,460
NASDAQ Global Market listing fee	100,000
Blue sky qualification fees and expenses	—
Printing and engraving expenses	180,000
Legal fees and expenses	530,000
Accounting fees and expenses	210,000
“Road Show” and Miscellaneous expenses(1).	151,563
Total:	$1,200,000

(1)   This amount represents additional expenses that may be incurred by the Company in connection with the offering over and above those specifically listed above, including distribution and mailing costs.

Item 14.   Indemnification of directors and officers.

The Company is a corporation organized under the laws of the State of Delaware.

Section 145 of the Delaware General Corporation Law (the “DGCL”) permits a Delaware corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he or she is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise. A corporation may indemnify against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding if the person indemnified acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. In the case of an action or suit by or in the right of the corporation to procure a judgment in its favor, no indemnification may be made in respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery of the State of Delaware, or the court in which such action or suit was brought, shall determine upon application that, despite the adjudication of liability, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper. Section 145 provides that, to the extent a present or former director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to above or in the defense of any claim, issue or matter therein, he or she shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by him or her in connection therewith.

Pursuant to authority conferred by Delaware law, the Company’s certificate of incorporation contains provisions providing that no director shall be liable to it or its stockholders for monetary damages for breach of fiduciary duty as a director except to the extent that such exemption from liability or limitation thereof is not permitted under Delaware law as then in effect or as it may be amended. This provision is intended to eliminate the risk that a director or member might incur personal liability to the Company or its stockholders for breach of the duty of care.

The Company’s certificate of incorporation and by-laws contain provisions requiring it to indemnify and advance expenses to its directors and officers to the fullest extent permitted by law. Among other things, these provisions generally provide indemnification for the Company’s directors and officers against liabilities for judgments in and settlements of lawsuits and other proceedings and for the advancement and payment of fees and expenses reasonably incurred by the director or officer in defense of any such lawsuit or proceeding if the director or officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the registrant, and in certain cases only if the director or officer is not adjudged to be liable to us.

Effective August 13, 2006, the Company agreed to indemnify Francis J. Petro, John C. Corey, Timothy J. McCarthy, Donald C. Campion, Paul J. Bohan, Ronald W. Zabel, William P. Wall and Robert H. Getz, each of whom is a member of the Company’s board of directors, against loss or expense arising from such individuals’ service to the Company and its subsidiaries and affiliates, and to advance attorneys fees and other costs of defense to such individuals in respect of claims that may be eligible for indemnification under certain circumstances.

On March 15, 2007, the Company agreed to indemnify Anastacia S. Kilian against loss or expense arising from such individual’s services in connection with providing legal opinions on behalf of the Company.

Item 15.   Recent sales of unregistered securities.

On August 31, 2004, the effective date of the plan of reorganization, the Company issued the following securities:

•       Each former holder of our 11 5/8% senior notes due September 1, 2004 received its pro rata share of 9.6 million shares of our common stock in full satisfaction of all of the Company’s obligations under the senior notes.

•       Each former holder of the shares of common stock of Haynes Holdings, Inc., the former parent of the Company, received its pro rata share of 400,000 shares of our common stock issued in exchange for the outstanding shares of Haynes Holdings, Inc. common stock.

Based upon the exemption provided by Section 1145 of the Bankruptcy Code, we believe that the issuance of these securities was exempt from registration under the Securities Act and state securities laws.

Item 16.   Exhibits and financial statements schedules.

(a)   Exhibits. Please see Index to Exhibits, which is incorporated herein by reference.

(b)   Financial Statements

All financial statement schedules have been omitted because they are inapplicable or not required or because the information is contained elsewhere in this registration statement.

Item 17.   Undertakings.

(a)   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(b)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)   The undersigned registrant hereby undertakes that:

(1)  For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2)  For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kokomo, State of Indiana, on the 15th day of March, 2007.

HAYNES INTERNATIONAL, INC.
By:	/s/ MARCEL MARTIN
Marcel Martin Vice President, Finance; Chief Financial Officer; Treasurer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
*	President and Chief Executive Officer;
Francis Petro	Director (Principal Executive Officer)	March 15, 2007
/s/ MARCEL MARTIN	Chief Financial Officer (Principal
Marcel Martin	Financial Officer)	March 15, 2007
*	Controller and Chief Accounting Officer
Daniel W. Maudlin	(Principal Accounting Officer)	March 15, 2007
*
John C. Corey	Chairman of the Board, Director	March 15, 2007
*
Paul J. Bohan	Director	March 15, 2007
*
Donald C. Campion	Director	March 15, 2007
*
Robert H. Getz	Director	March 15, 2007

*
	Timothy J. McCarthy	Director	March 15, 2007
*
	William P. Wall	Director	March 15, 2007
*
	Ronald W. Zabel	Director	March 15, 2007

*By:	/s/ MARCEL MARTIN
Marcel Martin
Power of Attorney

Index to exhibits

Exhibit Number		Description
1.1		Form of Underwriting Agreement.
2.1	†	First Amended Joint Plan of Reorganization of Haynes International, Inc. and its Affiliated Debtors and Debtors-In-Possession dated June 29, 2004.
2.2	†	Asset Purchase Agreement by and among Haynes Wire Company, The Branford Wire and Manufacturing Company, Carolina Industries, Inc., and Richard Harcke, dated as of October 28, 2004.
3.1	†	Restated Certificate of Incorporation of Haynes International, Inc. (reflecting all amendments through February 20, 2007).
3.2	†	Amended and Restated By-laws of Haynes International, Inc.
3.3	†	Certificate of Designations of Series A Junior Participating Preferred Stock of Haynes International, Inc.
4.1		Specimen Common Stock Certificate.
4.2	†	Restated Certificate of Incorporation of Haynes International, Inc. (incorporated by reference to Exhibit 3.1 hereof).
4.3	†	Amended and Restated By-laws of Haynes International, Inc. (incorporated by reference to Exhibit 3.2 hereof).
4.4	†	Rights Agreement dated as of August 13, 2006 between Haynes International, Inc. and Wells Fargo Bank, N.A., as Rights Agent.
4.5	†	Form of Rights Certificate.
4.6	†	Certificate of Designations of Series A Junior Participating Preferred Stock of Haynes International, Inc. (incorporated by reference to Exhibit 3.3 hereof).
5.1		Opinion of Ice Miller LLP.
10.1	†	Form of Termination Benefits Agreements by and between Haynes International, Inc. and certain of its employees.
10.2	†	Haynes International, Inc. Death Benefit Plan, effective January 1, 2003.
10.3	†	Amendment No. One to the Haynes International, Inc. Death Benefit Plan, dated August 30, 2004.
10.4	†	Haynes International, Inc. Supplemental Executive Retirement Plan, Plan Document effective January 1, 2002.
10.5	†	Amendment No. One to the Haynes International, Inc. Supplemental Executive Retirement Plan, dated August 30, 2004.
10.6	†	Haynes International Inc. Supplemental Executive Retirement Plan(s), Master Trust Agreement, effective January 1, 2003.
10.7	†	Amendment No. One to the Master Trust Agreement, dated August 30, 2004.
10.8	†	Plan Agreement by and between Haynes International, Inc. and Francis J. Petro, effective January 1, 2002.
10.9	†	Amendment No. One to the Plan Agreement by and between Haynes International, Inc. and Francis J. Petro, dated August 30, 2004.
10.10	†	Amended and Restated Executive Employment Agreement by and between Haynes International, Inc. and Francis J. Petro, dated August 31, 2004.
10.11	†	Registration Rights Agreement by and among Haynes International, Inc. and the parties specified on the signature pages thereof, dated August 31, 2004.

10.12	†

Amended and Restated Loan and Security Agreement by and among Haynes International, Inc., certain affiliates of Haynes International, Inc., the Lenders (as defined therein), Congress Financial Corporation (Central), as agent for the Lenders, and Bank One, N.A., as documentation agent, dated August 31, 2004.

10.13	†

Amendment No. 1 to Amended and Restated Loan and Security Agreement by and among Haynes International, Inc., certain affiliates of Haynes International, Inc., the Lenders (as defined therein), and Congress Financial Corporation (Central), as agent for the Lenders, dated November 5, 2004.

10.14	†	Consulting, Non-Competition and Confidentiality Agreement by and between Richard Harcke and Haynes Wire Company, dated November 5, 2004.
10.15	†	Facility Agreement by and between Haynes International Limited and Burdale Financial Limited, dated April 2, 2004.
10.16	†	Summary of Compensation of Executive Officers and Directors.
10.17	†

Amendment No. 2 to Amended and Restated Loan and Security Agreement by and among Haynes International, Inc., certain affiliates of Haynes International, Inc., the Lenders (as defined therein), and Congress Financial Corporation (Central), as agent for the Lenders named therein, dated January 27, 2005.

10.18	†

Amendment No. 3 to Amended and Restated Loan and Security Agreement by and among Haynes International, Inc., certain affiliates of Haynes International, Inc., the Lenders (as defined therein), and Wachovia Capital Finance Corporation (Central), as agent for the other Lenders named therein, dated November 5, 2004.

10.19	†

Amendment No. 4 to Amended and Restated Loan and Security Agreement by and among Haynes International, Inc., certain affiliates of Haynes International, Inc., the Lenders (as defined therein), and Wachovia Capital Finance Corporation (Central), as agent for the other Lenders named therein, dated August 31, 2005.

10.20	†

Amendment No. 5 to Amended and Restated Loan and Security Agreement, by and among the Company, Haynes Wire Company, the Lenders (as defined therein), and Wachovia Capital Finance Corporation (Central), as agent for the Lenders, dated February 2, 2006.

10.21	†	Form of Director Indemnification Agreement between Haynes International, Inc. and certain of its directors named in the schedule to the Exhibit.
10.22	*†

Conversion Services Agreement by and between the Company and Titanium Metals Corporation, dated November 17, 2006. Portions of this exhibit have been omitted pursuant to a request for confidential treatment and filed separately with the Securities and Exchange Commission.

10.23	†	Access and Security Agreement by and between the Company and Titanium Metals Corporation, dated November 17, 2006.
10.24	†

Amendment No. 6 to Amended and Restated Loan and Security Agreement, by and among the Company, Haynes Wire Company, the Lenders (as defined therein), and Wachovia Capital Finance Corporation (Central), as agent for the Lenders, dated November 17, 2006.

10.25	†	Summary of 2007 Management Incentive Plan.

10.26	†	Haynes International, Inc. 2007 Stock Option Plan as adopted by the Board of Directors on January 18, 2007.
10.27	†	Form of Non-Qualified Stock Option Agreement to be used in conjunction with grants made pursuant to the Haynes International, Inc. 2007 Stock Option Plan.
10.28	†	Second Amended and Restated Haynes International, Inc. Stock Option Plan as adopted by the Board of Directors on January 22, 2007.
10.29	†

Form of Non-Qualified Stock Option Agreements between Haynes International, Inc. and certain of its executive officers and directors named in the schedule to the Exhibit pursuant to the Haynes International, Inc. Second Amended and Restated Stock Option Plan.

10.30	†

Non-Qualified Stock Option Agreement between Haynes International, Inc. and its President and Chief Executive Officer pursuant to the Haynes International, Inc. Second Amended and Restated Stock Option Plan.

10.31		Indemnification Agreement with Anastacia S. Kilian, dated March 15, 2007.
21.1	†	Subsidiaries of the Registrant.
23.1		Consent of Ice Miller LLP (included in Exhibit 5.1).
23.2	†	Consent of Deloitte & Touche LLP.
24.1	†	Power of Attorney, pursuant to which amendments to this Form S-1 may be filed, is included on the signature page contained in Part II of this Form S-1.

*                     Confidential treatment has been requested for certain portions of these documents, which have been blacked out in the copy of the exhibit filed with the Securities and Exchange Commission. The omitted information has been filed separately with the Securities and Exchange Commission pursuant to the application for confidential treatment.

†       Previously Filed.